                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A

                                (Amendment No. 1)

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): October 26, 1998

                      WHITE ELECTRONIC DESIGNS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


         Indiana                     1-4817                  35-0905052
      (State or Other            (Commission File            (IRS Employer
      Jurisdiction of                Number)            Identification Number)
      Incorporation)

                            3601 E. University Drive
                             Phoenix, Arizona 85034
                     (Address of Principal Executive Office)

       Registrant's telephone number, including area code: (602) 437-1520


                          Bowmar Instrument Corporation
          (Former Name or Former Address, if Changed Since Last Report)

     THE UNDERSIGNED REGISTRANT HEREBY AMENDS AND SUPPLEMENTS THE FOLLOWING ITEMS, FINANCIAL STATEMENTS, EXHIBITS, OR OTHER PORTIONS OF ITS CURRENT REPORT ON FORM 8-K DATED OCTOBER 26, 1998 AND ORIGINALLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1998 AS SET FORTH IN THE PAGES ATTACHED
HERETO:

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)   Financial Statements of Business Acquired


      Management's Discussion and Analysis of Financial condition and Results of Operations

      Report of Independent Auditor

      Consolidated Balance Sheets as of September 30, 1998
            and September 30, 1997

      Consolidated Statement of Operations for the Years Ended September 30,
            1998, September 30, 1997, and September 30, 1996

      Consolidated Statement of Shareholder's Equity for Years Ended September
            30, 1998, September 30, 1997, and September 30, 1996

      Consolidated Statement of Cash Flows for Years Ended September 30, 1998,
            September 30, 1997, and September 30, 1996

      Notes to Consolidated Financial Statements


(b)   Pro Forma Financial Information

      The following unaudited pro forma consolidated condensed financial statements are attached hereto:

      Unaudited Pro Forma Combined Financial Information

      Pro Forma Consolidated Balance Sheet as of September 30, 1998

      Pro Forma Consolidated Statement of Operations for the Year Ended September 30, 1998

      Notes to Pro Forma Combined Financial Statements



(c)   Exhibits

      23.1 Consent of PricewaterhouseCoopers LLP

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                              WHITE ELECTRONIC DESIGNS CORPORATION



Date:  January 11, 1999       By: /s/ Hamid R. Shokrgozar
                                  ----------------------------------
                                  Hamid R. Shokrgozar
                                  President and Chief Executive Officer

ITEM 7(a) MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Since its inception in 1984 through October 10, 1995, Electronic Designs, Inc. (formerly Crystallume) ("EDI") had been primarily engaged in research and development related to diamond coatings using CVD.

Effective October 10, 1995, EDI acquired all of the outstanding stock of Electronic Designs, Inc., a privately held Massachusetts corporation ("EDI-MA"), in a purchase transaction (the "Acquisition"). EDI-MA manufactured high density memory components used in commercial and military systems, and also designed and manufactured flat panel display units suitable for avionics and other specialty applications using active matrix liquid crystal displays. On March 6, 1996, EDI was reorganized as a Delaware corporation under the name Electronic Designs, Inc. to reflect the shift in its business focus.

In May 1997, EDI announced its intention to divest its Crystallume Diamond Products Division ("Crystallume"). This divestiture was completed in October 1997 in the form of a sale of assets. As a result of EDI's decision in May 1997 to divest its Crystallume Diamond Products Division, its results were retroactively separated from EDI's ongoing operations in the consolidated statement of operations. As a result of the Acquisition and subsequent divestiture of Crystallume, EDI's current focus is the design, manufacture and sale of semiconductor memory and flat panel display products to specialty niche markets within these commodity markets. Accordingly, EDI had no results from continuing operations prior to fiscal 1996.

In 1996 and 1997, the semiconductor industry experienced significant over capacity, reduced demand and price erosion in semiconductor memories. The effects of these developments on EDI's results to date have been declines in the average selling prices and the value of orders received for its memory products and reductions in cost and increased availability of most memory devices which EDI purchases for incorporation in its products. The increased availability of memory devices has caused an increase in competition and shorter lead times for EDI's customers. EDI may be unable to increase its volumes for its existing and new products at a rate sufficient to offset declines in selling prices and, therefore, to maintain current revenue levels.

EDI derives a substantial portion of its revenues and earnings from sales to defense contractors and subcontractors of memory products manufactured as compliant to military specifications. Trends in the defense industry include reductions in spending from year to year and the movement toward the purchase of commercial off-the-shelf ("COTS") products rather than those manufactured as compliant to specified military standards. Despite the slow rate of adoption of the COTS program, these changes have had a negative effect on EDI's results due to lower average selling prices of these products. There can be no assurance that the continued reduction in spending and slow rate of adoption of the COTS program will not accelerate in the future and have a further adverse effect on EDI's results.

EDI has historically derived less than 10% of its revenues from Asian customers, particularly in South Korea. Recent economic conditions and uncertainty in that region have caused delays in the receipt of expected orders, have had a negative effect on revenue and operating results during fiscal 1998 and may negatively affect future revenues and operating results in the near term.

As a result of the increased availability of commercial memory products, there can be no assurance that new competitors will not enter EDI's markets or that existing competitors, particularly those who manufacture their own semiconductor devices, will not reduce selling prices of products to a level at which EDI cannot compete.

EDI purchases its semiconductor components from a small number of large suppliers, including U.S. subsidiaries of foreign suppliers who are regularly the target of threatened or pending trade disputes and sanctions which, if realized, could affect the ability of EDI to obtain critical raw materials. On April 17, 1998, the U.S. Department of Commerce issued antidumping duties on all Taiwan SRAM Die imported into the U.S. The imposition of this tariff could have an adverse impact on EDI's ability to obtain SRAM die at competitive rates in the future. EDI has not been materially adversely affected by this situation in the past and does not anticipate experiencing any material adverse impact in the future. EDI generally does not have specific contractual arrangements with its suppliers. While EDI believes it has good relationships with its vendors, in the event that product availability becomes more limited in the future, there is no assurance that these sources of supply will continue under terms that permit EDI to compete effectively in its targeted markets.


RESULTS OF OPERATIONS

FISCAL 1998 COMPARED TO FISCAL 1997

Revenues:

Revenues decreased 22% to $32,772,000 in fiscal 1998 from $42,104,000 in fiscal 1997. This decrease was due substantially to declining average selling prices for EDI's memory products reflecting declines in market prices of semiconductor memory components.

Gross profit:

Gross profit for fiscal 1998 was $7,043,000 compared to $15,494,000 in fiscal 1997. The decline was due primarily to the overall decline in sales in fiscal 1998, but also to inventory write offs, including a charge in fiscal 1998 of $1,160,000 related to inventory items that had been purchased for an anticipated South Korean customer order which did not materialize, and lower margins as a result of the effect of higher fixed manufacturing overhead costs as compared with the lower volume of sales. Gross profit as a percentage of revenues ("gross margins") decreased to 21% (or 25% excluding the effect of the inventory write offs) in fiscal 1998 from 37% in the prior year. In addition, EDI realized higher margins in EDI's military memory products in fiscal 1997 as a result of lower costs of purchased materials, which had not yet fully resulted in lower selling prices for these products. Due to competitive forces, EDI believes that current gross margins, excluding the effect of lower of cost or market provisions, are more indicative than prior year gross margins of what can be expected in the future and are relatively consistent with the gross margins experienced in the fourth quarter of fiscal 1997 and fiscal 1998.

Operating expenses:

Research and development expenses for fiscal 1998 increased 20% to $2,559,000 from $2,135,000 in fiscal 1997 due primarily to increases in salaries and project costs associated with new product development. In fiscal 1998, selling, general and administrative expenses decreased $285,000 or 4% from $7,487,000 in fiscal 1997 due to lower bonuses, commissions and sales incentives that resulted from lower revenues and operating margins in fiscal 1998.

Other income (expense):

Interest income was $141,000 for fiscal 1998 as compared to $212,000 for fiscal 1997 due to lower cash and cash equivalent balances in fiscal 1998. Interest expense decreased $60,000 in fiscal 1998, as compared to the prior year of $321,000 due to decreases in average outstanding debt balances.

Provision (benefit) for income taxes:

There was no provision (benefit) for income tax for fiscal 1998, as compared to $149,000 or 3% of income before income taxes for fiscal 1997. The effective tax rate in fiscal 1997 reflected recognition of the income tax benefits of net operating loss and tax credit carryforwards as they were utilized.

Loss from discontinued operations:

As a result of EDI's decision in May of 1997 to divest its Crystallume Diamond Products Division, results of that division were retroactively separated from EDI's ongoing results of operations in the consolidated statement of operations. EDI completed the divestiture in October 1997 in the form of a sale of assets. In fiscal 1998, there was no gain or loss recorded from discontinued operations compared to a loss of $1,372,000 in fiscal 1997.

Fiscal 1997 compared to Fiscal 1996

Revenues

Revenues decreased to $42,104,000 in fiscal 1997 from $57,478,000 in fiscal 1996. This decrease was due to decreases in memory product revenues in fiscal 1997 compared to fiscal 1996. Memory product revenues decreased 34% from 1996 to 1997 as a result of a decline in average selling prices, which was approximately 50% for commercial products. Average selling prices decreased as a result of market conditions which consisted of increased availability of memory devices and sharp declines in market prices of semiconductor memory components. Partially offsetting the decreases in memory product sales by EDI were increases in EDI's display product sales.

Gross profit

Gross profit for fiscal 1997 was $15,494,000 compared to $16,834,000 in fiscal 1996 primarily due to the 27% reduction in sales from 1996 to 1997. Due to the pass-through nature of its business, EDI was able to offset declines in selling prices with decreases in costs of raw materials. Gross profit increased to 36.8% of revenues ("gross margin"), in fiscal 1997, from 29.3% gross margin, in the prior year. Fiscal 1996 gross margin was lower due to inventory write-offs taken as a result of declining memory prices and a nonrecurring charge of $1,100,000 related to the revaluation, to their estimated fair value, of inventories acquired as part of the Acquisition. In addition, as a result of the rapidly declining cost of memory devices, EDI was able to increase its gross margins on memory products in the first nine months of 1997.

Operating expenses

Research and development expenses in fiscal 1997 increased 16% to $2,135,000 from $1,846,000 in fiscal 1996. The increase reflects research and development expenses related to new memory products such as flash memory modules and PC Card development as well as increased expenditures related to EDI's AMLCD products.

Selling, general and administrative expenses decreased by $1,074,000, or 13%, to $7,487,000 in fiscal 1997, from $8,561,000 in the prior year due to lower commissions to outside sales representatives of approximately $750,000 (as a result of the decline in revenues), decreased legal and accounting fees and decreased incentive compensation.

Other income (expense)

Interest income increased $159,000 in fiscal 1997 to $212,000 from $53,000 in fiscal 1996 as a result of higher average cash balances available in fiscal 1997. Interest expense decreased $439,000 in fiscal 1997 to $321,000 from $760,000 in fiscal 1996 primarily due to a decrease in the average outstanding debt balance.

Provision for income taxes

The provision for income taxes for fiscal 1997 was $149,000 or 3% of income before income taxes and discontinued operations as compared to $702,000 or 13% in fiscal 1996. The decrease in the provision for income taxes can be attributed to an income tax benefit of $1.2 million related to the reversal of a portion of the valuation reserve related to its deferred income tax assets (relating primarily to net operating loss and tax credit carryforwards), offset by an increase in current income taxes as a result of lower utilization of net operating loss carryforwards because of certain annual limitations.

Loss from discontinued operations

On May 13, 1997, EDI announced the decision to divest Crystallume. As a consequence, EDI recorded a provision for loss on disposal of Crystallume of $973,000, which included a provision for operating losses during the phase out period (May 13, 1997 to the estimated date of disposal). Revenues related to discontinued operations were $744,000, $1,178,000 and $1,639,000 for fiscal 1997, 1996 and 1995, respectively. The losses from discontinued operations for fiscal 1997 and 1996 were recorded net of current income tax benefits of $649,000 and $126,000, respectively. There was no income tax benefit in 1995. The results of Crystallume have been retroactively separated from EDI's ongoing operations in the consolidated statement of operations and, at September 30, 1997, the assets of Crystallume, consisting primarily of fixed assets, were separately classified on the balance sheet as a current asset.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 1998, cash and cash equivalents were $2,756,000, representing a decrease of $1,456,000 from September 30, 1997. The decrease in cash for 1998 was primarily the result of the repayment of debt and the repurchase of common stock.

In fiscal 1997, EDI generated $2,563,000 of cash from operating activities as compared to $5,605,000 in fiscal 1996. In fiscal 1997, cash was generated from net income before deferred income taxes, depreciation and amortization and non-cash provision for loss on discontinued operations, offset by increases in working capital of approximately $2.4 million, particularly as a result of increases in inventories and accounts receivable. In fiscal 1996, cash was generated from net income before depreciation and amortization and decreases in working capital of approximately $1.1 million, particularly as a result of a decrease in inventories offset by an increase in accrued expenses. In fiscal 1997, EDI used $1,030,000 of cash for investing activities as a result of capital equipment expenditures. EDI used $8,456,000 for investing activities in fiscal 1996 primarily reflecting $8,088,000 of net cash paid for the Acquisition. In addition, $368,000 of cash was used for capital equipment expenditures in fiscal 1996. EDI also acquired test equipment in fiscal 1996 under a financing lease of $375,000 payable over four years. Capital additions were primarily related to memory products in fiscal 1996 as compared to $412,000, for discontinued diamond operations, in fiscal 1995.

In fiscal 1997, EDI used $611,000 in cash for financing activities primarily as a result of scheduled repayments of long-term borrowings under its credit facility discussed below. On May 12, 1997, the Board of Directors authorized the repurchase of up to 350,000 shares of EDI's common stock. In fiscal 1996, EDI generated $4,096,000 in cash from financing activities. Long-term borrowings under its credit facility generated $5,500,000, net proceeds from the sale of common stock generated $2,275,000 and repayments of long-term debt and notes payable to officers used $3,679,000.

Under the terms of an amended Loan and Security Agreement ("the Loan Agreement") with a bank, EDI has outstanding at September 30, 1998, $1,823,000 in the form of a term loan and $337,000 in the form of an equipment loan. In addition, the Agreement, as amended, provides that EDI can borrow up to $3,000,000 under a revolving credit facility (including up to $3,000,000 for letters of credit) (the "Revolver") which expires on January 21, 1999. There were no letters of credit outstanding under the Revolver at September 30,1998. As of September 30, 1998 EDI was in default of certain covenants. No waiver was required due to the impending pay off of the loan. Subsequent to September 30, 1998, all borrowings under the Loan Agreement were repaid and the Loan Agreement was terminated.

YEAR 2000

EDI has undertaken an assessment of its vulnerability to the so-called "Year 2000 issue". Many computer systems may experience problems handling dates beyond the year 1999. Many existing computer programs use only two digits to identify a year in the date field. As a result, computer systems and/or software used by some companies may need to be upgraded, modified or replaced prior to January 1, 2000 in order to remain functional. EDI has in recent years relied almost entirely on purchased off-the-shelf software packages for both business and engineering purposes, and has not materially customized these packages for its purposes. EDI believes that all of these off-the-shelf software packages are designed using a four digit year. EDI will make all necessary upgrades, if any, to its systems software to bring all systems into Year 2000 compliance. EDI also has communicated with its vendors, suppliers and some of its customers to make inquiries as to their readiness for the Year 2000. EDI believes that all of its major suppliers, vendors and customers are or will be Year 2000 compliant without any material adverse impact on EDI. EDI also believes that its upgrades to render its systems software Year 2000 compliant will not require any material expense. While it cannot predict with certainty all consequences of the year 2000 issue on its business and the business of its suppliers, vendors and customers, EDI believes the Year 2000 issue will not have a material adverse impact on EDI's operations.

SEASONALITY AND INFLATION

EDI's business is not seasonal in nature. Management believes that the EDI's operations have not been materially affected by inflation.

RECENTLY ENACTED ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." EDI will implement SFAS No. 130 and No. 131 as required in fiscal 1999 which will require EDI to report and display certain information related to comprehensive income and operating segments.

REPORT OF INDEPENDENT ACCOUNTANTS




TO THE SHAREHOLDERS AND BOARD OF DIRECTORS OF
ELECTRONIC DESIGNS INC.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statement of operations, shareholder's equity, and of cash flows present fairly, in all material respects, the financial position of Electronic Designs Inc. at September 30, 1998 and September 30, 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




PricewaterhouseCoopers LLP


Phoenix, Arizona
November 6, 1998

ELECTRONIC DESIGNS, INC.
CONSOLIDATED BALANCE SHEET

                                                                                      SEPTEMBER 30,
                                                                             --------------------------------
                                                                                  1998                1997
                                                                             ------------        ------------
Assets
Current assets:
    Cash and cash equivalents                                                $  2,756,000        $  4,212,000
    Accounts receivable, net of allowance for uncollectible accounts and sales returns of $320,000 and $242,000 at September 30, 1998
      and 1997, respectively                                                    3,584,000           7,393,000
    Inventories                                                                 6,191,000           6,903,000
    Assets of discontinued operations                                                  --           1,522,000
    Deferred income taxes                                                       1,200,000           1,400,000
    Prepaid expenses and other current assets                                     109,000             185,000
                                                                             ------------        ------------
                    Total current assets                                       13,840,000          21,615,000

Property and equipment, net                                                     2,066,000           2,117,000
Other assets                                                                    1,100,000              10,000
Intangible assets, net                                                            929,000           1,395,000
                                                                             ------------        ------------

                                                                             $ 17,935,000        $ 25,137,000
                                                                             ============        ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt                                        $  2,332,000        $  1,059,000
    Accounts payable                                                            3,503,000           5,723,000
    Accrued expenses and other liabilities                                      2,798,000           2,334,000
    Provision for loss on disposal of discontinued operations                          --             776,000
                                                                             ------------        ------------

                    Total current liabilities                                   8,633,000           9,892,000

Deferred income taxes                                                                  --             200,000
Long-term debt, net of current portion                                                 --           2,208,000
                                                                             ------------        ------------
                    Total liabilities                                           8,633,000          12,300,000
                                                                             ------------        ------------

Commitments (See Note 16)

Shareholders' equity:
    Convertible preferred stock; $0.01 par value; 8,000,000 shares
      authorized, none issued                                                          --                  --
    Common stock; $0.01 par value; 20,000,000 shares authorized,
      issued 7,148,295 shares                                                      72,000              72,000
    Additional paid in capital                                                 26,998,000          26,968,000
    Accumulated deficit                                                       (17,582,000)        (14,084,000)
    Treasury stock, 51,595 shares and 34,994 shares, at cost                     (186,000)           (119,000)
                                                                             ------------        ------------
                    Total shareholders' equity                                  9,302,000          12,837,000
                                                                             ------------        ------------
                                                                             $ 17,935,000        $ 25,137,000
                                                                             ============        ============

  The accompanying notes are an integral part of these financial statements.

ELECTRONIC DESIGNS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                          YEAR ENDED SEPTEMBER 30,
                                                                            ----------------------------------------------------
                                                                                1998                1997                1996
                                                                            ------------        ------------        ------------
Revenues                                                                    $ 32,772,000        $ 42,104,000        $ 57,478,000
Cost of revenues                                                              25,729,000          26,610,000          40,644,000
                                                                            ------------        ------------        ------------
    Gross profit                                                               7,043,000          15,494,000          16,834,000

Operating expenses:
    Research and development                                                   2,559,000           2,135,000           1,846,000
    Selling, general and administrative                                        7,202,000           7,487,000           8,561,000
    Amortization of intangible assets                                            466,000             466,000             469,000
                                                                            ------------        ------------        ------------
                                                                              10,227,000          10,088,000          10,876,000
                                                                            ------------        ------------        ------------
Income (loss) from operations                                                 (3,184,000)          5,406,000           5,958,000
                                                                            ------------        ------------        ------------

Other income (expense):
    Interest income                                                              141,000             212,000              53,000
    Interest expense                                                            (261,000)           (321,000)           (760,000)
                                                                            ------------        ------------        ------------
                                                                                (120,000)           (109,000)           (707,000)
                                                                            ------------        ------------        ------------

Income before income taxes and discontinued operations                        (3,304,000)          5,297,000           5,251,000
Provision for income taxes                                                            --             149,000             702,000
                                                                            ------------        ------------        ------------

Income (loss) from continuing operations                                      (3,304,000)          5,148,000           4,549,000
                                                                            ------------        ------------        ------------

Discontinued operations:
    Loss from discontinued operations of Crystallume Diamond Products
      Division through May 13, 1997, net of applicable income taxes                   --             399,000           1,741,000
    Provision for loss on disposal of Crystallume Diamond Products
      Division including provision for operating losses during the
      phase-out period, net of applicable income taxes                                --             973,000                  --
                                                                            ------------        ------------        ------------

Loss from discontinued operations                                                     --           1,372,000           1,741,000
                                                                            ------------        ------------        ------------

Net (loss) income                                                           $ (3,304,000)       $  3,776,000        $  2,808,000
                                                                            ============        ============        ============

Basic (loss) earnings per share:
      (Loss) income from continuing operations                              $      (0.47)       $       0.74        $       0.82
      Loss from discontinued operations                                               --                0.20                0.31
                                                                            ------------        ------------        ------------
      Net (loss) income                                                     $      (0.47)       $       0.54        $       0.51
                                                                            ============        ============        ============

Diluted (loss) earnings per share:
      (Loss) income from continuing operations                              $      (0.47)       $       0.68        $       0.60
      Loss  from discontinued operations                                              --                0.18                0.23
                                                                            ------------        ------------        ------------
      Net (loss) income                                                     $      (0.47)       $       0.50        $       0.37
                                                                            ============        ============        ============

Basic weighted average common shares                                           7,072,000           6,948,000           5,546,000
                                                                            ============        ============        ============
Diluted weighted average common shares and equivalents                         7,072,000           7,579,000           7,603,000
                                                                            ============        ============        ============


   The accompanying notes are an integral part of these financial statements.

ELECTRONIC DESIGNS, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY


                                                              Convertible Preferred Stock        Common Stock
                                                                Shares          Amount         Shares         Amount
-----------------------------------------------------------------------------------------------------------------------
Balance September 30, 1995                                       3,985    $         --       3,595,464    $     36,000
-----------------------------------------------------------------------------------------------------------------------
    Common stock issued under employee stock
      option and stock purchase plans at $0.22 to
      $4.09 per share                                               --              --          93,744           1,000
    Issuance of options to purchase 315,000 shares
      of common stock at $0.22 per share in
      connection with acquisition of EDI-MA                         --              --              --              --
    Sale of common stock, at $2.25 to $2.50 per
      share, net of expenses of $145,000                            --              --         951,111          10,000
    Issuance of common stock to underwriters for
      placement of Units                                            --              --          40,000              --
    Common stock issued in payment of consulting
      services at $2.00 per share                                   --              --          10,053              --
    Conversion of notes and interest payable to
      shareholders into common stock at $2.50 per
      share                                                         --              --         781,724           8,000
    Issuance of warrants to purchase common stock                   --              --              --              --
    Exercise of warrants to purchase common stock
      at $3.25 per share                                            --              --           5,000              --
    Conversion of preferred stock into common stock             (2,162)             --         864,800           9,000
    Net income                                                      --              --              --              --
-----------------------------------------------------------------------------------------------------------------------
Balance September 30, 1996                                       1,823              --       6,341,896          64,000
-----------------------------------------------------------------------------------------------------------------------
    Purchase of common stock for treasury, at cost
    Common stock issued under employee stock
      option and stock purchase plans at $0.22 to
      $3.75 per share                                               --              --          77,199           1,000
    Stock purchase warrant issued in partial payment of
      services                                                      --              --              --              --
    Conversion of preferred stock into common stock             (1,823)             --         729,200           7,000
    Net income                                                      --              --              --              --
-----------------------------------------------------------------------------------------------------------------------
Balance September 30, 1997                                          --              --       7,148,295          72,000
-----------------------------------------------------------------------------------------------------------------------
  Purchase of common stock for treasury, at cost
  Common stock issued under employee stock
   option and stock purchase plans at $0.22 to
   $3.75 per share
  Stock purchase warrants issued in partial payment of
      services
Net loss
-----------------------------------------------------------------------------------------------------------------------
Balance September 30, 1998                                          --    $         --       7,148,295    $     72,000
-----------------------------------------------------------------------------------------------------------------------

                                                       Additional                                                        Total
                                                         Paid in        Accumulated                  Treasury Stock  Shareholders'
                                                         Capital          Deficit           Shares        Amount         Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 1995                             $ 22,096,000    $(20,668,000)          --      $         --    $  1,464,000
------------------------------------------------------------------------------------------------------------------------------------

    Common stock issued under employee stock
      option and stock purchase plans at $0.22 to
      $4.09 per share                                        78,000              --           --                --          79,000
    Issuance of options to purchase 315,000 shares
      of common stock at $0.22 per share in
      connection with acquisition of EDI-MA                 598,000              --           --                --         598,000
    Sale of common stock, at $2.25 to $2.50 per
      share, net of expenses of $145,000                  2,170,000              --           --                --       2,180,000
    Issuance of common stock to underwriters for
      placement of Units                                         --              --           --                --              --
    Common stock issued in payment of consulting
      services at $2.00 per share                            20,000              --           --                --          20,000
    Conversion of notes and interest payable to
      shareholders into common stock at $2.50 per
      share                                               1,946,000              --           --                --       1,954,000
    Issuance of warrants to purchase common stock            28,000              --           --                --          28,000
    Exercise of warrants to purchase common stock
      at $3.25 per share                                     16,000              --           --                --          16,000
    Conversion of preferred stock into common stock          (9,000)             --           --                --              --
    Net income                                                   --       2,808,000           --                --       2,808,000
------------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 1996                               26,943,000     (17,860,000)          --                --       9,147,000
------------------------------------------------------------------------------------------------------------------------------------
    Purchase of common stock for treasury, at cost                                       (56,650)         (194,000)       (194,000)
    Common stock issued under employee stock
      option and stock purchase plans at $0.22 to
      $3.75 per share                                         7,000              --       21,656            75,000          83,000
    Stock purchase warrant issued in partial payment
      of services                                            25,000              --           --                --          25,000
    Conversion of preferred stock into common stock          (7,000)             --           --                --              --
    Net income                                                   --       3,776,000           --                --       3,776,000
------------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 1997                               26,968,000     (14,084,000)     (34,994)         (119,000)     12,837,000
------------------------------------------------------------------------------------------------------------------------------------
  Purchase of common stock for treasury, at cost                                         (85,404)         (310,000)       (310,000)
  Common stock issued under employee stock
   option and stock purchase plans at $0.22 to
   $3.75 per share                                                         (194,000)      68,803           243,000          49,000
  Stock purchase warrants issued in partial payment
      of services                                            30,000                                                          30,000
Net loss                                                                 (3,304,000)                                     (3,304,000)
------------------------------------------------------------------------------------------------------------------------------------
Balance September 30, 1998                             $ 26,998,000    $(17,582,000)     (51,595)     $   (186,000)   $  9,302,000
------------------------------------------------------------------------------------------------------------------------------------


   The accompanying notes are an integral part of these financial statements.

ELECTRONIC DESIGNS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                               YEAR ENDED SEPTEMBER 30,
                                                                                 -------------------------------------------------
                                                                                    1998               1997               1996
                                                                                 -----------        -----------        -----------
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities:
    Net (loss) income                                                            $(3,304,000)       $ 3,776,000        $ 2,808,000
    Adjustments to reconcile net income to net cash provided
      by operating activities:
        Depreciation and amortization                                              1,290,000          1,625,000          1,639,000
        Deferred income taxes                                                             --         (1,200,000)                --
        Provision for loss from discontinued operations                                   --            780,000                 --
        Common stock and warrant issued in payment of interest and
          other expenses                                                              30,000             25,000             28,000
        Changes in assets and liabilities, net of acquired amounts:
          Decrease (increase) in accounts receivable                               3,809,000         (1,037,000)          (281,000)
          Decrease (increase)  in inventories                                        712,000         (1,445,000)         2,932,000
          Decrease (increase) in prepaid expenses and other current assets           326,000            (42,000)            22,000
          (Increase) decrease in other assets                                       (715,000)            43,000              8,000
          (Decrease) increase in accounts payable                                 (2,220,000)           394,000            320,000
          Increase (decrease) in accrued expenses                                     85,000           (356,000)        (1,871,000)
                                                                                 -----------        -----------        -----------
             Net cash flows provided by operating activities                          13,000          2,563,000          5,605,000
                                                                                 -----------        -----------        -----------
Cash flows from investing activities:
    Cash proceeds from the sale of discontinued operations                           500,000                 --                 --
    Capital equipment expenditures                                                  (773,000)        (1,030,000)          (368,000)
    Cash paid for acquisition of EDI-MA, net of cash accrued                              --                 --         (8,088,000)
                                                                                 -----------        -----------        -----------
             Net cash flows used in investing activities                            (273,000)        (1,030,000)        (8,456,000)
                                                                                 -----------        -----------        -----------

Cash flows from financing activities:
    Sale of common stock, net                                                         49,000             83,000          2,275,000
    Repurchase of common stock                                                      (310,000)          (194,000)                --
    Proceeds from issuance of long-term debt                                         150,000          1,012,000          5,500,000
    Principal repayments on long-term debt                                        (1,085,000)        (1,512,000)        (3,389,000)
    Repayment of notes payable to officers                                                --                 --           (290,000)
                                                                                 -----------        -----------        -----------
             Net cash flows (used in) provided by financing activities            (1,196,000)          (611,000)         4,096,000
                                                                                 -----------        -----------        -----------

Net (decrease) increase in cash and cash equivalents                              (1,456,000)           922,000          1,245,000

Cash and cash equivalents at beginning of year                                     4,212,000          3,290,000          2,045,000
                                                                                 -----------        -----------        -----------
Cash and cash equivalents at end of year                                         $ 2,756,000        $ 4,212,000        $ 3,290,000
                                                                                 ===========        ===========        ===========


   The accompanying notes are an integral part of these financial statements.

ELECTRONIC DESIGNS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

Electronic Designs, Inc. (the "Company") was incorporated under the name Crystallume on September 24, 1984 to develop advanced products incorporating diamond films and coatings. Effective October 10, 1995, the Company acquired all of the outstanding stock of Electronic Designs, Inc., a privately held Massachusetts corporation ("EDI-MA")(see Note 4). In March 1996, the Company reincorporated in Delaware and changed its name to Electronic Designs, Inc. On May 13, 1997, the Company announced the decision to divest its Crystallume Diamond Products Division ("Crystallume") located in Santa Clara, California (see Note 5).

The Company develops and manufactures high density memory components used in commercial and military systems, flat panel display units suitable for avionics and other specialty applications using active matrix liquid crystal displays.

2.  MERGER WITH WHITE ELECTRONIC DESIGNS CORPORATION

On May 3, 1998, and as amended, the Company, White Electronic Designs Corporation (formerly Bowmar Instrument Corporation) ("White") and Bravo Acquisition Subsidiary ("Acquisition Subsidiary"), a wholly owned subsidiary of White, entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Acquisition Subsidiary merged with and into the Company (the "Merger"), with the Company being the surviving corporation, and thus wholly owned by White. Pursuant to the Merger which was effective on October 26, 1998, each outstanding share of common stock of the Company was converted into 1.275 shares of common stock of White.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements reflect the financial position and results of operations of the Company and its wholly-owned subsidiaries. All intercompany balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents consist of investments in money market accounts, certificates of deposit and repurchase agreements with a bank. All investments are subject to minimal credit and market risk.

ACCOUNTS RECEIVABLE AND REVENUE RECOGNITION

Product sales to end-user customers are recognized upon the shipment of products. Product sales to distributors are recognized upon shipment from the distributor to the end-user customers. Approximately 28%, 30% and 34% of total revenues for the years ended September 30, 1998, 1997 and 1996, respectively, represent export sales to unaffiliated customers, primarily in Europe. To minimize its risk with respect to accounts receivable, ongoing credit evaluations of customers' financial condition are performed, although collateral is not required. In addition, the Company maintains reserves for potential credit losses.

INVENTORIES

Inventories are valued at the lower of cost or market, cost being determined on the basis of the first-in, first-out method. Costs include material, labor and manufacturing overhead.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is provided on the straight-line method over estimated useful lives of three to ten years. Leasehold improvements are amortized over the shorter of the economic life or the related lease term. At each balance sheet date, management evaluates whether there has been a permanent impairment in the value of property and equipment by assessing the carrying value of the asset against the anticipated future cash flows.

INTANGIBLE ASSETS

Intangible assets, consisting primarily of the value allocated to EDI-MA's customer relationships and backlog at the date of acquisition, are being amortized over the estimated period benefited of 5 years, using the straight-line method. At September 30, 1998 and 1997, accumulated amortization on intangible assets was $1,401,000 and $935,000, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS

At September 30, 1998 and 1997, the Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and long-term debt. The fair values of these instruments approximate their carrying value.

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax

ELECTRONIC DESIGNS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

bases of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for deductible temporary differences and net operating loss and tax credit carryforwards.

NET INCOME (LOSS) PER SHARE

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128") which changed the method of calculating earnings per share. SFAS No. 128 requires the presentation of "basic" earnings per share and "diluted" earnings per share. Basic earnings per share is computed by dividing the net income
(loss) available to common shareholders by the weighted average shares of outstanding common stock. For purposes of calculating diluted earnings per share, the denominator includes both the weighted average shares of common stock outstanding and dilutive common stock equivalents. The Company adopted SFAS No. 128 in the first quarter of fiscal 1998. All prior period earnings per share amounts have been restated to comply with SFAS No. 128. The dilutive effect of stock options, warrants and preferred stock was 229,000, 60,000 and zero, 342,000, 174,000 and 115,000, and 597,000, 207,000 and 1,253,000, shares for the years ended September 30, 1998, 1997 and 1996, respectively. The effect of common stock equivalents in fiscal 1998 is not reflected in the diluted loss per share calculation as their inclusion would be anti-dilutive, see Note 12 and 13 for the warrants and options excluded.

RECENTLY ENACTED ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). The Company will implement SFAS 130 and SFAS 131 as required in fiscal 1999 which will require the Company to report and display certain information related to comprehensive income and operating segments.

ACCOUNTING FOR STOCK-BASED COMPENSATION

In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation" ("SFAS 123"). The Company has elected to adopt the provisions of SFAS 123 through disclosure only (Note 13).

USE OF ESTIMATES

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Components particularly subject to estimation include the allowance for uncollectible accounts and sales returns, inventory reserves, the deferred tax asset valuation allowance, the provision for loss on disposal of discontinued operations as well as the fair values of equity instruments issued by the Company. Actual results could differ from those estimates.

4.  ACQUISITION OF EDI-MA

Effective October 10, 1995, the Company acquired all of the outstanding stock of EDI-MA, pursuant to an Agreement and Plan of Reorganization, for $13,000,000, less certain expenses incurred by EDI-MA as a result of the transaction. The aggregate purchase price of $12,210,000 consisted of cash consideration of $11,322,000, notes payable of $290,000 and fully-vested options to purchase 315,000 shares of the Company's common stock at $0.22 per share that were valued at $598,000. The cash portion of the purchase price was financed primarily through bank borrowings and, to a lesser extent, private placements of equity securities.

The acquisition of EDI-MA was recorded in accordance with the purchase method and, accordingly, the purchase price plus the Company's direct acquisition costs of $290,000 was allocated to the assets and liabilities acquired based on their estimated fair values at the date of acquisition. The fair value of assets acquired was $20,622,000, including cash of $2,508,000, and the liabilities assumed totaled $8,122,000. The results of operations and cash flows of EDI-MA have been included in the results of operations and cash flows of the Company from the date of acquisition.

5. DISCONTINUED OPERATIONS

On May 13, 1997, the Company announced the decision to divest Crystallume. As a consequence, the Company recorded a provision for loss on disposal of Crystallume of $973,000, which included a provision for operating losses during the phase out period (May 13, 1997 to the estimated date of disposal). Revenues related to discontinued operations were $744,000 and $1,178,000 for fiscal 1997 and 1996, respectively. The losses from discontinued operations for fiscal 1997 and 1996 were recorded net of current income tax benefits of $649,000 and $126,000, respectively. The results of Crystallume have been retroactively separated from the Company's ongoing operations in the consolidated statement of operations and, at September 30, 1997, the assets of Crystallume, consisting primarily of fixed assets, were separately classified on the balance sheet as a current asset.

ELECTRONIC DESIGNS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

On October 27, 1997, the Company sold the assets, effective as of October 1, 1997, of Crystallume pursuant to an Asset Purchase Agreement (the "Agreement") . The assets sold include all intellectual property, manufacturing equipment, inventories and contracts related to Crystallume's diamond films and coating business. The buyer assumed none of the liabilities, except that it assumed the obligation to perform under the acquired contracts with Crystallume's customers, facility lessor and equipment lessors.

The purchase price consisted of: $500,000 in cash at closing; $625,000 payable over three years, plus simple interest at 9.5%; and an agreement for future payments based on product and license revenues earned by the buyer using Crystallume intellectual property over the next five and seven years, respectively.

On October 1, 1998, the date that the first installment in the amount of $250,000 was due, the Company received a letter from the buyer asserting certain indemnity claims under the Agreement in the amount of the total purchase price and claimed its right to set-off its indemnifiable damages against amounts due to the Company. The Company responded on October 30, 1998 that it disagreed with the buyer's claims and demanded that payments due the Company be deposited into an escrow account pending resolution of these claims, as required under the Agreement. The Company is currently unable to determine if there will be any losses as a result of these claims. Accordingly, no loss has been provided in the financial statements.

6.  INVENTORIES

Inventories consisted of the following:

                                                            SEPTEMBER 30,
                                                 -------------------------------
                                                    1998                 1997
                                                 -------------------------------
Raw materials                                    $4,193,000           $3,756,000
Work-in-process                                     265,000            1,534,000
Finished goods                                    1,733,000            1,613,000
                                                 ----------           ----------
                                                 $6,191,000           $6,903,000
                                                 ==========           ==========

7.  PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                           USEFUL LIVES
                             IN YEARS                       SEPTEMBER 30,
                             --------                ---------------------------
                                                         1998             1997
                                                     ---------------------------
Machinery and equipment        2-5                   $ 3,153,000    $  2,635,000
Tooling                        3                         912,000         571,000
Furniture and fixtures        10                          12,000          44,000
Leasehold improvements     Lease term                    191,000         245,000
                                                     -----------    ------------
                                                       4,268,000       3,495,000
Less accumulated depreciation                         (2,202,000)     (1,378,000)
                                                     -----------    ------------
                                                     $ 2,066,000    $  2,117,000
                                                     ===========    ============

At September 30, 1998 and 1997, property and equipment held under capital leases amounted to $375,000 and $1,622,000, respectively, and related accumulated amortization on this property and equipment amounted to $211,000 and $755,000, respectively. Amortization expense related to property and equipment held under capital leases amounted to $94,000, $372,000 and $405,000 during the years ended September 30, 1998, 1997 and 1996, respectively.

8.  ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consisted of the following:

                                                          SEPTEMBER 30,
                                                 -------------------------------
                                                    1998                 1997
                                                 ----------           ----------
Employee- related                                $  443,000           $  503,000
Deferred revenue                                    800,000              875,000
Income taxes                                        811,000              480,000
Other                                               744,000              476,000
                                                 ==========           ==========
                                                 $2,798,000           $2,334,000
                                                 ==========           ==========

ELECTRONIC DESIGNS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  BORROWINGS

Borrowings consisted of the following:

                                                          SEPTEMBER 30,
                                                   ----------------------------
                                                       1998             1997
                                                   -----------      -----------
Term loan from bank                                $ 1,823,000      $ 2,698,000
Equipment loan from bank                               337,000          262,000
Capital lease obligations (See Note 16)                172,000          307,000
                                                   -----------      -----------
                                                     2,332,000        3,267,000
Less current portion of long-term debt              (2,332,000)      (1,059,000)
                                                   -----------      -----------
Long-term debt, net of current portion             $         0      $ 2,208,000
                                                   ===========      ===========


TERM LOAN FROM BANK AND REVOLVING CREDIT FACILITY

In October 1995, the Company entered into, and has since amended and restated, its Loan and Security Agreement (the "Loan Agreement") with a bank. Under the terms of the Loan Agreement, the Company had a term loan, a revolving credit facility (the "Revolver") and an equipment loan. Borrowings under the Loan Agreement are collateralized by a security interest in substantially all of the assets of the Company.

Borrowings under the term loan bore interest, payable monthly, at 1/2% over the prime rate (8.75% at September 30, 1998). The Company could repay borrowings under the term loan at any time, however, $73,000 was required to be repaid on a monthly basis through October 2000. Borrowings under the equipment loan bore interest, payable monthly, at 1% over the prime rate (9.25% at September 30, 1998). The Company could repay borrowings under the equipment loan at any time, however, $9,000 was required to be repaid on a monthly basis through December 2001.

Borrowings under the Revolver were limited to the lesser of (i) $3,000,000 less outstanding letters of credit or (ii) the "borrowing base" less outstanding letters of credit. The borrowing base is calculated on a formula of eligible accounts receivable and inventory, less amounts outstanding under the term loan and the equipment loan. Borrowings under the Revolver bore interest, payable monthly, at 1/2% over the prime rate (8.75% at September 30, 1998). The Company could repay borrowings under the Revolver at any time, however, all outstanding borrowings were required to be repaid in full on January 21, 1999. At September 30, 1998, no loans or letters of credit were outstanding under the Revolver. Under the terms of the Agreement, as amended, there was availability of $584,000 under the Revolver at September 30, 1998.

The Company was in default of a number of covenants under the Loan Agreement at September 30, 1998 related to the maintenance of financial ratios and minimum tangible net worth. Subsequent to September 30, 1998, all borrowings under the Loan Agreement were repaid and the Loan Agreement was terminated. Accordingly, all amounts outstanding as of September 30, 1998 have been classified as current liabilities.

The Company paid facility fees of $160,000 to the bank in connection with obtaining and subsequently renegotiating the Loan Agreement. In connection with obtaining the Loan Agreement, the Company issued, in October 1995, warrants to the bank to purchase up to 276,686 shares of common stock at an exercise price of $3.50 per share (see Note 12).

10.  INCOME TAXES

For the year ended September 30, 1998, there was no provision for, or recovery of, income taxes. The difference between the amount of income taxes at the applicable Federal statutory rate (34%) and the effective tax rate was attributable to an increase in the valuation allowance for deferred tax assets because the actual utilization of net operating loss carryforwards was not sufficiently assured. For the year ended September 30, 1997, the provision for income taxes related to continuing operations of $149,000 consisted of current Federal income taxes of $1,133,000, current state income taxes of $216,000 and a deferred income tax benefit of $1,200,000. The difference between the amount of income taxes at the applicable Federal statutory rate (34%) and the effective tax rate was primarily attributable to the deferred tax benefit of a $1,200,000 decrease in the valuation allowance against deferred tax assets, as discussed below, and the actual utilization of previously reserved net operating loss carryforwards in fiscal 1997. For the year ended September 30, 1996, the provision for income taxes related to continuing operations of $702,000 consisted of current Federal income taxes of $177,000 and current state income taxes of $525,000. The difference between the amount of income taxes at the applicable Federal statutory rate and the effective tax rate was attributable to a decrease in the valuation allowance for deferred tax assets due to the actual utilization of previously reserved net operating loss carryforwards partially offset by state income taxes.


ELECTRONIC DESIGNS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The components of deferred income taxes were as follows:

                                                          SEPTEMBER 30,
                                                    ---------------------------
                                                        1998            1997
                                                    -----------     -----------
DEFERRED TAX ASSETS
    Accounts receivable                             $    40,000     $    41,000
    Inventories                                         471,000         429,000
    Assets of discontinued business                                     641,000
    Accrued expenses and other liabilities              803,000         575,000
    Tax credit carryforwards                          1,264,000       1,201,000
    Net operating loss carryforwards                  6,262,000       4,020,000
                                                    -----------     -----------
      Total deferred tax assets                       8,840,000       6,907,000
    Deferred tax asset valuation allowance           (7,193,000)     (4,957,000)
                                                    -----------     -----------
                                                      1,647,000       1,950,000
                                                    -----------     -----------
DEFERRED TAX LIABILITIES
    Property and equipment                              (79,000)       (198,000)
    Intangible assets                                  (368,000)       (552,000)
                                                    -----------     -----------
      Total deferred tax liabilities                   (447,000)       (750,000)
                                                    -----------     -----------
Net deferred income taxes                           $ 1,200,000     $ 1,200,000
                                                    ===========     ===========


On a quarterly basis, the Company assesses the need to provide valuation allowance against its net deferred tax assets; such allowance is provided when realization of the net deferred tax assets is judged not to be "more likely than not," per SFAS 109. During the fourth quarter of fiscal 1997, the Company estimated that $1,200,000 of its net deferred tax assets are more likely than not to be realized in future periods and, accordingly, a valuation reserve was provided for the remaining amount of the net deferred tax assets since their realization was not sufficiently assured. Consequently, a deferred tax benefit of $1,200,000 was reflected in the Company's provision for income taxes for continuing operations for the year ended September 30, 1997. The amount of deferred tax assets that will ultimately be realized will depend upon future events which are uncertain.

At September 30, 1998, for Federal income tax purposes, the Company has approximately $15,650,000 of net operating loss carryforwards that expire at various dates through 2012 and which are available to offset future Federal taxable income. The Company also has research and development tax credit carryforwards available to offset future Federal and State income tax liabilities in the approximate amount of $1,264,000 that expire at various dates through 2012.

Ownership changes, as defined in the Internal Revenue Code (the "Code"), have limited the amount of net operating loss and research and development tax credit carryforwards that can be utilized by the Company annually to offset future taxable income. As of September 30, 1998, the annual limitation amount, calculated as defined in the Code, is approximately $700,000. At September 30, 1998, all of the net operating loss carryforwards are subject to this limitation and, as a result, approximately $4,000,000 of these carryforwards will expire unutilized.

11.  CONVERTIBLE PREFERRED STOCK

In September 1995, the Company completed a private placement of 3,829 Units for net proceeds of approximately $3,366,000 and converted $156,000 of accrued interest due under a convertible secured promissory note payable into 156 Units. Each Unit consisted of one share of Series A Preferred Stock, 100 shares of common stock and a warrant to purchase 100 shares of common stock. In October 1996, the Company called for the redemption of all Series A Preferred Stock outstanding as of November 29, 1996. Each share of Series A Preferred Stock was convertible at any time on or before November 29, 1996, at the option of the stockholder, into 400 shares of common stock. All outstanding Series A Preferred Stock was converted into common stock prior to November 29, 1996.

12.  COMMON STOCK

TREASURY STOCK

On May 12, 1997, the Board of Directors authorized the repurchase of up to 350,000 shares of the Company's common stock. Through September 30, 1998, the Company had repurchased 142,054 shares for total consideration of $504,000 and reissued 90,459 shares under employee stock option and stock purchase plans.

COMMON STOCK WARRANTS

During the year ended September 30, 1997, the Company, as part of a service agreement with an outside firm, issued warrants to purchase 45,000 shares of common stock at an exercise price of $3.875 per share, which vest upon achievement of specified goals. These warrants expire in December 1999. The Company assigned a value of $90,000 to these warrants, which is being amortized to the income statement over the service period.

ELECTRONIC DESIGNS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In connection with obtaining the bank borrowings described in Note 9, the Company issued warrants in October 1995 to purchase up to 276,686 shares of common stock at an exercise price of $3.50 per share. The warrants expired in October 1998. The Company assigned a value of $28,000 to these warrants.

The following table summarizes warrants to purchase shares of common stock issued prior to October 1, 1995 and outstanding at September 30, 1998:


                                                            EXERCISE
   EXPIRATION DATE                   NUMBER OF SHARES         PRICE
   ---------------                   ----------------         -----
   November 1998                         17,965               $7.90
   March 1999                           100,000               $6.48
   March 1999                           100,000               $6.00(1)
   March 1999                            50,000               $6.00
   August 2001                           44,142               $2.83


(1) Redeemable at the option of the Company, at $0.12 per share, if the Company's common stock trades at a minimum of $9.00 per share for more than 20 consecutive days.


RESERVED SHARES

The Company has reserved shares of authorized but unissued common stock as of September 30, 1998 for the following:

Exercise of common stock warrants                                      2,117,293
Stock option and stock purchase plans                                  2,876,754
                                                                       ---------
    Total shares reserved                                              4,994,047
                                                                       =========


13.  STOCK OPTION AND STOCK PURCHASE PLANS

STOCK OPTION PLANS

In February 1987, the Company adopted the 1987 Stock Option Plan (the "Plan"). The Plan, as amended, allows for the issuance of up to 2,659,748 shares of the Company's common stock. Options granted under the Plan must be granted at the fair market value of such shares on the date of grant and must have an expiration date no more than ten years from the date of grant. Generally, options vest over a five-year period and expire five years from the date of grant.

As discussed in Note 3, the Company has elected to adopt SFAS 123 through disclosure only and, accordingly, no compensation expense was recorded by the Company for stock-based employee compensation.

The following table summarizes stock option activity under the Plan:

                                                                      YEAR ENDED SEPTEMBER 30,
                                          -----------------------------------------------------------------------------------------
                                                  1998                          1997                            1996
                                          -----------------------------------------------------------------------------------------
                                                      WEIGHTED                        WEIGHTED                       WEIGHTED
                                                      AVERAGE                         AVERAGE                        AVERAGE
                                            SHARES    EXERCISE PRICE    SHARES        EXERCISE PRICE       SHARES    EXERCISE PRICE
                                          -----------------------------------------------------------------------------------------
Outstanding balance beginning of year     1,740,978       $3.49        1,573,235        $3.39             519,812         $2.80
    Granted                                 135,250       $3.18          333,000        $3.56           1,198,000         $3.42
    Cancelled                              (268,068)      $3.39         (111,335)       $3.50             (59,252)        $2.73
    Exercised                                (2,566)      $3.37          (53,922)       $1.10             (85,325)        $0.65
                                          ---------                    ---------                        ---------
Outstanding balance end of year           1,605,594       $3.48        1,740,978        $3.49           1,573,235         $3.39
                                          =========                    =========                        =========

Options available for future grant          757,000                      624,000                          846,000
                                          =========                    =========                        =========
Weighted average fair value
 of option grants                             $2.13                        $2.35                            $2.29
                                          =========                    =========                        =========

ELECTRONIC DESIGNS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The following table summarizes information about stock options outstanding at September 30, 1998:

                                          OUTSTANDING                                                EXERCISABLE
                    ------------------------------------------------------------------ -------------------------------------------
      Range of         Number         Weighted average      Weighted average exercise   Number of options       Weighted average
  exercise prices    of Options   contractual life (years)            price                exercisable           exercise price
-------------------------------------------------------------------------------------- -------------------------------------------
$2.31 - $3.75         1,512,702            2.3                       $3.42               1,058,184                   $3.45
$4.00 - $5.13            92,892            3.1                       $4.20                  40,432                   $4.32


Had compensation cost for awards of stock options been determined based on the fair value of these options at their date of grant, consistent with the method prescribed by SFAS 123, the Company's net income and net income per share would have been as follows:

                                                        YEAR ENDED SEPTEMBER 30,
                                           ------------------------------------------------------
                                               1998                 1997                1996
                                           -------------        -------------       -------------

Net (loss) income:
    As reported                            $  (3,304,000)       $   3,776,000       $   2,808,000
                                           -------------        -------------       -------------
    Pro forma                              $  (4,076,000)       $   2,975,000       $   2,192,000
Basic net (loss) income per share
    As reported                            $       (0.47)       $        0.54       $        0.51
                                           -------------        -------------       -------------
    Pro forma                              $       (0.58)       $        0.43       $        0.40
                                           -------------        -------------       -------------
Diluted net (loss) income per share:
    As reported                            $       (0.47)       $        0.50       $        0.37
                                           =============        =============       =============
    Pro forma                              $       (0.58)       $        0.39       $        0.29
                                           =============        =============       =============


Because additional option grants are expected to be made in future years and options vest over several years, the pro forma impact on fiscal years 1998, 1997 and 1996 is not necessarily representative of the pro forma impact on reported results for future years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                       ---------------------------------------
                                           1998         1997             1996
                                       ---------------------------------------
Expected options term (years)             5             5                5
Risk-free interest rate                   6.0%          6.3%             5.9%
Dividend yield                            0.0%          0.0%             0.0%
Volatility                                78%           78%              78%

In October 1995, in connection with the acquisition of EDI-MA, fully-vested options to purchase 314,826 shares of the Company's common stock at $0.22 per share that were valued at $598,000 were issued to employees in exchange for fully vested options of EDI-MA. Since that date, options for the purchase of 2,740, 39,196 and 52,320 shares were exercised during 1996, 1997, and 1998 respectively, and at September 30, 1998, 213,446 options remained outstanding which expire in May 2003.

STOCK PURCHASE PLANS

In November 1995, the Board of Directors adopted the 1996 Employee Stock Purchase Plan. This plan provides for the purchase by employees of up to 250,000 shares of common stock at 85% of the fair market value on the first or last day of the offering period (as defined in the plan), whichever is lower. During the years ended September 30, 1998, 1997 and 1996, 13,917 shares at $2.12, 5,737 shares at $2.55 and 5,679 shares at $4.09, respectively, were issued under the plan.

14.  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

During the years ended September 30, 1998, 1997 and 1996, the Company paid $261,000, $321,000, and $893,000, respectively, for interest.

During the years ended September 30, 1998, 1997 and 1996, the Company recovered $331,000, paid $547,000 and paid $374,000, respectively, for income taxes.

Noncash investing and financing activities include:

- In December 1996, the Company, as part of a service agreement with an outside firm, issued warrants to purchase 45,000 shares of common stock at an exercise price of $3.875 per share (see Note 12).

ELECTRONIC DESIGNS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

- In October 1995, notes payable to shareholders of $1,935,000, plus accrued interest of $19,000, were converted into 781,724 shares of common stock.

- In October 1995, 50,053 shares of common stock were issued to underwriters and consultants for services performed in connection with the issuance of Units (see Note 11) and the acquisition of EDI-MA (see Note 4).

- In October 1995, options to purchase 314,826 shares of common stock at $0.22 per share were issued as partial consideration for the acquisition of EDI-MA (see Notes 4 and 13).

- In October 1995, the Company issued warrants to purchase 276,686 shares of common stock at an exercise price of $3.50 per share in order to secure the bank borrowings related to the acquisition of EDI-MA (see Notes 9 and 12).

- During the years ended September 30, 1997 and 1996, 729,200 and 864,800 shares of common stock, respectively, were issued in conversion of 1,823 and 2,162 shares of Series A convertible preferred stock, respectively.

15.  RETIREMENT SAVINGS PLAN

The Company maintains a defined contribution savings plan under section 401(k) of the Internal Revenue Code. This plan covers substantially all employees who meet minimum age and service requirements and allow participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the plan are made at the discretion of the Board of Directors and amounted to $119,000, $117,000 and $115,000 during the years ended September 30, 1998, 1997 and 1996, respectively.

16.  COMMITMENTS AND CONTINGENCIES

The Company has noncancelable operating leases for certain business equipment and office space expiring at various dates. Future minimum payments for all noncancelable leases are summarized as follows:

           YEAR ENDED SEPTEMBER 30,                OPERATING              CAPITAL
---------------------------------------------------------------------------------
         1999                                     $512,000               $111,000
         2000                                      517,000                 74,000
         2001                                      517,000
         2002                                      499,000
         2003                                      235,000
         Thereafter                                 51,000
                                                ----------               --------
         Total                                  $2,331,000               $185,000
                                                ==========
         Amount representing interest                                     (13,000)
                                                                         ========
         Debt repayment                                                  $172,000
                                                                         ========


Rent expense under operating leases for the years ended September 30, 1998, 1997, and 1996 was $609,000, $591,000 and $559,000, respectively.

The obligations under capital lease has an interest rate of 8.5% and requires monthly payments of $9,000 at September 30, 1998.

The Company is currently required to pay tariffs on certain imported parts. The Company feels that the tariffs are not justified and is appealing its situation. The Company has established a reserve of $200,000, pending the outcome of this appeal.

The Company's CEO and CFO will be resigning from their respective positions after the merger with White Electronic Designs Corporation is completed. As provided in their employment agreements, the Company will recognize $600,000 severance expense in the first quarter of 1999.

ITEM 7(b)   UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined condensed balance sheets give effect to the Merger as if it had occurred on the dates presented. The unaudited pro forma combined condensed statement of operations (loss) give effect to the Merger as if it had occurred at the beginning of the earliest period presented. The pro forma financial information does not purport to represent what EDI's financial position or results of operations would have actually been had the Merger occurred at the beginning of the earliest period presented or to project EDI's financial position or results of operations for any future date or period. In addition, it does not incorporate any benefits from anticipated cost savings or synergies of operations of the combined companies. Holders of EDI options and warrants will exchange those options and warrants for options and warrants to acquire White Electronic Designs Corporation Common Stock based on the 1.275 Exchange Ratio. The option and warrant conversion to common stock ratio used to calculate EDI historical per share data was also included in the calculation of the combined pro forma per share data.

                            ELECTRONIC DESIGNS, INC.
                        PRO FORMA COMBINED BALANCE SHEET
                            As of September 30, 1998
                                  (Unaudited)

                           (In thousands of dollars)

---------------------------------------------------------------------------------------------------------------------------
                                                                                      HISTORICAL
                                                                       HISTORICAL      WHITE
                                                                       ELECTRONIC     ELECTRONIC     PRO FORMA     PRO FORMA
                                                                        DESIGNS        DESIGNS      ADJUSTMENTS    COMBINED
                                                                                          *
---------------------------------------------------------------------------------------------------------------------------
ASSETS

Current Assets
        Cash                                                           $  2,756       $  1,069       $    --       $  3,825
        Accounts receivable, less allowance for doubtful accounts         3,584          3,007            --          6,591
        Inventories                                                       6,191          5,508           500         12,199
        Prepaid expenses                                                    109            344            --            453
        Deferred income taxes                                             1,200          1,320            --          2,520
---------------------------------------------------------------------------------------------------------------------------
        Total Current Assets                                             13,840         11,248           500         25,588
Property, Plant and Equipment, net                                        2,066          2,361         1,628          6,055
Deferred Income Taxes                                                        --          1,198         1,271          2,469
Other Assets, net                                                         2,029             91         1,049          3,169
---------------------------------------------------------------------------------------------------------------------------
                 Total Assets                                          $ 17,935       $ 14,898       $ 4,448       $ 37,281
===========================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
        Current portion of long-term debt                              $  2,332       $    737       $    --       $  3,069
        Accounts payable                                                  3,503          1,169            --          4,672
        Accrued expenses                                                  2,798          1,160            --          3,958
        Deferred tax liability                                               --             --           223            223
---------------------------------------------------------------------------------------------------------------------------
                 Total Current Liabilities                                8,633          3,066           223         11,922
Long term Debt                                                               --          2,366            --          2,366
Deferred Tax Liability                                                       --             --         1,048          1,048
Other Long term Liabilities                                                  --            339            --            339
---------------------------------------------------------------------------------------------------------------------------
        Total Liabilities                                                 8,633          5,771         1,271         15,675
---------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
        Preferred stock                                                      --            120            --            120
        Common stock                                                         72            672           839          1,583
        Treasury stock                                                     (186)            (4)          186             (4)
Additional paid-in capital                                               26,998          6,610         3,881         37,489
Retained earnings (deficit)                                             (17,582)         1,729        (1,729)       (17,582)
---------------------------------------------------------------------------------------------------------------------------
        Total Shareholders' Equity                                        9,302          9,127         3,177         21,606
---------------------------------------------------------------------------------------------------------------------------
                 Total Liabilities and Shareholders' Equity            $ 17,935       $ 14,898       $ 4,448       $ 37,281
===========================================================================================================================


*     As of October 3, 1998

  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

                            ELECTRONIC DESIGNS, INC.
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  For the Fiscal Year Ended September 30, 1998
                                  (Unaudited)

                  (In thousands of dollars, except share data)


----------------------------------------------------------------------------------------------------------------------------------
                                                                                   HISTORICAL
                                                                  HISTORICAL         WHITE
                                                                  ELECTRONIC       ELECTRONIC        PRO FORMA        PRO FORMA
                                                                   DESIGNS          DESIGNS         ADJUSTMENTS       COMBINED
                                                                                       *
----------------------------------------------------------------------------------------------------------------------------------
Net Sales                                                       $    32,772       $    28,998       $        --       $     61,770
Cost of sales                                                        25,729            20,744               362             46,835
----------------------------------------------------------------------------------------------------------------------------------
Gross Margin                                                          7,043             8,254              (362)            14,935
----------------------------------------------------------------------------------------------------------------------------------
Expenses:
   Selling, general and administrative                                7,202             6,500               (30)            13,672
   Product development                                                2,559               628               (20)             3,167
   Interest expense                                                     120               517                --                637
   Merger expense                                                        --             1,005                --              1,005
   Other expense (income), net                                          466              (121)              244                589
----------------------------------------------------------------------------------------------------------------------------------
   Total expenses                                                    10,347             8,529               195             19,071
----------------------------------------------------------------------------------------------------------------------------------
Loss from continuing operations before income taxes                  (3,304)             (275)             (557)            (4,136)
Income tax expense (benefit)                                             --               292              (223)                69
----------------------------------------------------------------------------------------------------------------------------------
Loss from continuing operations                                      (3,304)             (567)             (334)            (4,205)
----------------------------------------------------------------------------------------------------------------------------------
Discontinued Operations
  Reversal for loss on disposition, net of deferred income
  tax expense of $520                                                    --               780                --                780
----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                               $    (3,304)      $       213       $      (334)      $     (3,425)
----------------------------------------------------------------------------------------------------------------------------------

Loss per share - basic, continuing operations                   $     (0.47)      $     (0.14)      $        --       $      (0.29)
Earnings per share - basic, discontinued operations             $        --       $      0.12       $        --               0.05
----------------------------------------------------------------------------------------------------------------------------------
Net loss per common share - basic **                            $     (0.47)      $     (0.02)      $        --       $      (0.24)
----------------------------------------------------------------------------------------------------------------------------------

Weighted average number of common shares and equivalents:
     Basic**                                                      7,072,000         6,674,739         1,944,800         15,691,539
==================================================================================================================================


*     For the Fiscal Year Ended October 3, 1998

** Earnings per share - assuming dilution is the same as earnings per share basic and thus is not shown separately.

  See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

ELECTRONIC DESIGNS INC.
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 - Exchange Ratio

      Under the Merger Agreement, each outstanding share of EDI Common Stock will be converted into 1.275 shares of White Electronic Designs Corporation (White) Common Stock. This exchange ratio was used in computing share and per share amounts in the accompanying unaudited pro forma and combined financial statements.

Note 2 - Pro Forma Adjustments

      (a) Since the current EDI shareholders will own the majority of the outstanding stock of the Combined Company, for valuation purposes, EDI is deemed to be the accounting acquirer. The purchase price exceeded White Electronic Designs Corporation's book value by $3,177,000, which was allocated to White Electronic Designs Corporation's assets based on their fair value. The excess value is being amortized over various periods ranging from 3 months to 15 years. The purchase price was determined as follows:

                  Value of White outstanding stock    ...............      $ 11,633,000
                  Value of White outstanding stock options...........           461,000
                  EDI's acquisition costs............................           650,000
                                                                           ------------
                        Total........................................      $ 12,744,000
                                                                           ============

      (b) The pro forma combined balance sheet reflects purchase price adjustments made assuming that the transaction was consummated on September 30, 1998. Inventory was recorded at its estimated selling price less disposal costs and selling margin. Fixed assets were recorded at their estimated fair values. Certain identified intangible assets related to workforce and technology were recorded at their estimated fair value and are included in other assets, net. A deferred tax liability was recorded for the difference between the asset values assigned herein and their tax bases. The total calculated value of White Electronic Designs Corporation's net assets (as described above) exceeded the purchase price by approximately $1,960,000. This "negative goodwill" was allocated on a pro rata basis to the fixed and intangible assets. Pro forma combined common stock was derived by multiplying the total number of shares to be outstanding at the consummation of the transaction by the stated value of White Electronic Designs Corporation's stock.

            The pro forma combined statement of operation for the year ended September 30, 1998, were prepared with the assumption that the transaction was consummated as of the first day of the year. Cost of sales for the year ended September 30, 1998, was increased with the assumption that the entire increase in assigned inventory value would be realized. Cost of sales and selling, general and administrative expense were adjusted to give effect to the changes in the depreciable values and lives of fixed assets. Other expenses, net was increased to give effect to amortization of the value assigned to intangible assets. The income tax effect of these adjustments was recorded using White Electronic Designs Corporation's effective tax rate.

      (c) Pro forma adjustments have been made to reflect the issuance of shares at the exchange ratio stated in Note 1 above, the cancellation of EDI treasury stock, and the change in the par value of shares of EDI Common Stock to White Electronic Designs Corporation Common Stock, in accordance with the Merger Agreement.

      (d) For purposes of computing earnings per share, the basic shares were adjusted using the 1.275 exchange ratio.

NOTE 3 - Discontinued Operations

      In December 1997, the White Electronic Designs Corporation Board decided to sell the Technologies Division. On May 3, 1998, EDI reached a definitive agreement to merge with White Electronic Designs Corporation.

      The White Electronic Designs Corporation Board has decided not to sell the Technologies Division. Instead, White Electronic Designs Corporation will combine the Technologies Division with the EDI AMLCD division to improve the performance of their products lines based on the complementary products of each. As required by Emerging Issues Task Force 90-16, the Pro Forma Combined Financial Statements have been reclassified to reflect the results of the Technologies Division in continuing operations.

                         EXHIBIT INDEX



      Exhibits

      23.1 Consent of PricewaterhouseCoopers LLP